Exhibit 10.2

AMENDED AND RESTATED MEMORANDUM OF TERMS OF EMPLOYMENT

THIS AMENDED AND RESTATED MEMORANDUM OF TERMS OF EMPLOYMENT (“Memorandum”), is made and entered into effective as of January 2, 2022, by and between Salem Communications Holding Corporation (hereinafter referred to as “Employer”), and David A.R. Evans (hereinafter referred to as “Executive”), upon the following terms and conditions:

RECITALS

WHEREAS, Employer is a wholly owned subsidiary of Salem Media Group, Inc. (“SMG”);

WHEREAS, Executive currently holds the position of President – New Media of Employer and, in such capacity, has provided day-to-day senior management advice as well as strategic business advice to SMG and its subsidiaries (collectively, “Salem”), all pursuant to an Employment Agreement dated as of January 3, 2021 (the “Old Employment Agreement”);

WHEREAS, the Executive and Employer wish to terminate the Old Employment Agreement and any other prior agreement relating to his employment, effective as of midnight on January 1, 2022 and employ Executive pursuant to the terms of this Agreement effective as of the date of this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer hereby agree as follows:

1. EXECUTIVE’S RESPONSIBILITIES. Executive agrees to devote his entire business time, attention and energies to the business of Employer, including Salem. Executive also agrees to perform all services hereunder in a manner loyal and faithful to Employer. Executive’s title shall be Chief Operating Officer of SMG reporting directly to the Executive Chairman of SMG. As Chief Operating Officer, Executive shall have the authority, functions, duties, powers and responsibilities which are set forth in the SMG’s Bylaws from time to time in effect and such other authority, functions, duties, powers and responsibilities as the Executive Chairman or Board of Directors of SMG may assign to Executive. With the written consent of the Executive Chairman, Executive may accept paid board or trustee positions for other entities and may accept fees for public speaking and published writings. Executive may reasonably participate as a member in community, civic, and similar organizations and may pursue personal investments that do not interfere with the normal business activities of Salem. The performance of Executive’s duties shall be primarily in Camarillo, California, subject to reasonable travel as the performance of his duties in the business may require.

2. TERM. Executive’s employment with the Employer is voluntarily entered into, and Executive is free to resign at any time. It is understood that this Memorandum shall not create a contract for any specific term, expressed or implied, of employment. The relationship of the Employer to Executive shall be one of voluntary employment “at will,” with no definite period of employment, regardless of the date or method of payment of wages or salary. The relationship may be terminated by either Executive or Employer at any time, with or without cause and with or without prior notice. Subject to the foregoing, the period of time from the effective date this Memorandum is entered into (“Commencement Date”) until the date it terminates (“Termination Date”) shall be referred to herein as the “Initial Term.” Notwithstanding any other provision in this Section 2, this Memorandum may become a Fixed Term agreement as defined in, and pursuant to, Section 4.3A below. The Initial Term and the Fixed Term shall be referred to collectively hereinafter as the Term.

3. COMPENSATION. For all of the services rendered by Executive in any capacity under this Memorandum, Employer shall compensate Executive, less applicable deductions and withholding taxes, in accordance with Employer’s payroll practices as they may exist from time-to-time and as such compensation elements may be amended, suspended or discontinued to the extent permitted by applicable law at Employer’s sole option or discretion, as follows:

3.1 Annual Base Salary. Executive’s annual base salary (“Base Salary”) shall be at the annual rate as follows:

A.	From January 2, 2022 to December 31, 2022, Six Hundred Sixty-One Thousand Dollars ($661,000); and

B.	From January 1, 2023 to December 31, 2023, Six Hundred Seventy-Four Thousand, Two Hundred and Twenty Dollars ($674,220); and

C.	From January 1, 2024 to December 31, 2024, Six Hundred Eighty-Seven Thousand, Seven Hundred and Four Dollars ($687,704).

3.2 Incentive Compensation. In addition to the annual base salary set forth in Section 3.1 herein, Executive shall be eligible for quarterly bonuses in an amount to be determined as follows:

A.

Total Salem Revenue Budget Incentive. Executive shall be eligible for compensation of Five Thousand Seven Hundred Dollars ($5,700) for each quarter Salem meets or exceeds the Revenue Budget set for Salem for the applicable quarter;

B.

Non-Broadcast Division Revenue Budget Incentive. Executive shall be eligible for compensation of Two Thousand Eight Hundred Dollars ($2,800) for each quarter Salem’s Non-Broadcast Media Businesses for which Executive has oversight responsibility, excluding Regnery (the “Non-Broadcast Division”), meets or exceeds the Revenue Budget set for the Non-Broadcast Division for the applicable quarter;

C.	Total Salem Adjusted EBITDA Budget Incentive. Executive shall be eligible for compensation of Five Thousand Seven Hundred Dollars

($5,700) for each quarter Salem meets or exceeds the Adjusted EBITDA Budget set for Salem for the applicable quarter; and

D.

Non-Broadcast Division EBITDA Budget Incentive. Executive shall be eligible for compensation of Two Thousand Eight Hundred Dollars ($2,800) for each quarter the Non-Broadcast Division meets or exceeds the EBITDA Budget set for the Non-Broadcast Division for the applicable quarter.

E.

Regnery Incentives. Executive shall be eligible for compensation of Six Thousand Eight Hundred Dollars ($6,800) for each year the Regnery business unit meets or exceeds the Revenue Budget set for the Regnery business unit for the applicable year, and Six Thousand Eight Hundred Dollars ($6,800) for each year the Regnery business unit meets or exceeds the EBITDA Budget set for the Regnery business unit for the applicable year.

F.

Annual Restricted Stock Incentive. Executive shall be eligible for annual compensation of Twenty-Five Thousand Dollars ($25,000) payable in shares of Salem restricted Class A stock that vest Twenty-Four (24) months after being granted (“Restricted Stock”) if all of the following occur:

i.	The Salem annual Revenue exceeds the applicable Salem annual Budget by no less than $2,000,000; and,

ii.	The Salem annual Revenue exceeds the applicable prior year Salem annual Revenue by no less than 5%; and,

iii.	The Salem annual EBITDA exceeds the applicable Salem annual EBITDA Budget by no less than $2,000,000; and,

iv.	The Salem annual EBITDA exceeds the applicable prior year Salem annual EBITDA by no less than 7.5%.

3.3. Method of Calculation. The number of shares of Restricted Stock awarded shall be calculated by dividing $25,000 by the closing price of the Restricted Stock on the last business day of the applicable year in which the Annual Restricted Stock Incentive was earned, rounded up to the nearest whole share. The amount of any incentive-based compensation, as set forth in Sections 3.2A-3.2E herein, is not earned by Executive or payable by Employer until the date of its calculation by Employer, which calculation shall occur within sixty (60) days following the end of the applicable period for which the compensation is based. For purposes of determining the amount of any incentive-based compensation, Revenue and EBITDA shall be calculated in a manner consistent with generally accepted accounting principles (GAAP) and in a manner consistent with Salem’s financial statements, as publicly reported from time-to-time.

3.4. Adjustments for Acquisitions or Dispositions. For purposes of determining the amount of any incentive-based compensation as set forth in Section 3.2 herein, Revenue and EBITDA Budgets shall be prorated and adjusted for acquisitions or dispositions that occur during the applicable time period, before incentive-based compensation is calculated. For purposes of determining the amount of any incentive-based compensation as set forth in Section 3.2(iv) herein, prior year Revenue and prior year EBITDA shall be prorated and adjusted in amounts consistent with the Revenue and EBITDA budget adjustments for acquisitions and dispositions.

3.5 Benefits. Executive may be eligible to participate in certain benefit plans that are available to qualified Executives of Employer from time-to-time. The availability and terms of such benefits shall be set by the Board of Directors and may change from time-to-time or be discontinued in their entirety at the sole discretion of Employer. Executive shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be enumerated or changed from time-to-time. Executive shall also participate in all fringe benefits offered by Employer to any of its senior executives. The availability and terms of such benefit plans shall be set by the Board of Directors of SMG, or its designated committee, and may change from time-to-time. Executive shall be required to comply with all conditions attendant to coverage by the benefit plans hereunder and shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be enumerated from time to time.

3.6 Travel and Entertainment Expenses. Reasonable, bona-fide Employer-related entertainment and travel expenses incurred by Executive in accordance with the Employee Handbook and written policies, all as issued by Employer, relating thereto shall be reimbursed or paid by Employer.

3.7 Professional License Fees. Employer will pay the reasonable expenses associated with maintaining Executive’s CPA and Chartered Accountant License as well as the reasonable expenses associated with any Continuing Professional Education required to maintain the license.

3.8 Perquisites. During the Term, Employer shall provide Executive with the perquisites and any such other benefits as the SMG Board of Directors, or its designated committee, may elect to grant from time-to-time.

3.9 Bonuses. In addition to the other compensation of Executive as set forth herein, Executive shall be eligible for an annual merit bonus in an amount to be determined at the discretion of the Board of Directors of SMG, which bonus may be paid in cash, equity (stock, stock options, restricted stock, etc.) or a combination thereof. The amount of the annual bonus, if applicable, is not earned until the date of its determination and distribution in the following year.

3.10 Life Insurance Reimbursement. Executive shall be entitled to reimbursement from Employer for an amount up to a maximum of $3,500 per year paid by

Executive for life insurance on Executive’s life. Such reimbursement shall be grossed up to cover all statutory withholdings, and State and Federal Income Taxes.

3.11 Stock Option Grant. Effective January 2, 2022 (“Grant Date”), Executive shall receive the grant of an option (“Options”) to purchase Fifty Thousand (50,000) shares of SMG’s Class A Common stock (“Shares”). The purchase price for the Options will be the fair market value of the Shares at the close of business on the Grant Date, and the Options shall vest equally over 4 years at 12,500 Shares per year, beginning on January 1, 2025, and they shall terminate if not previously exercised 4 years after they vest. For clarity, the first batch of Options to purchase 12,500 Shares will vest on January 1, 2025, and will terminate if not previously exercised on December 31, 2028.

4. TERMINATION OF EMPLOYMENT.

4.1 Termination; Payment of Salary. The Board of Directors of SMG may terminate Executive’s employment with the Employer at any time for Cause, immediately upon notice to Executive. In the event that Executive’s employment is terminated for “Cause”, Executive shall receive payment for all accrued salary through the Termination Date, which in this event shall be the date upon which notice of termination is given, and the Employer shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice. In the event that, during the Initial Term, Executive’s employment is terminated by the Employer other than for “Cause”, in addition to all accrued salary through the Termination Date, the Employer shall pay Executive as severance an amount equal to his then Base Salary for six (6) months, less standard withholdings for tax and social security purposes. In the event that, during the Fixed Term (as defined below), Executive’s employment is terminated by the Employer other than for “Cause”, in addition to all accrued salary through the Termination Date, the Employer shall pay Executive the greater of (i) the balance of his then Base Salary through the end of the Fixed Term, or (ii) his then Base Salary for six (6) months, less standard withholdings for tax and social security purposes.

4.2 Definition of Cause. For the purposes of this Agreement, “Cause” shall mean, without limitation, the following: (i) the death of Executive; (ii) any mental or physical impairment which prevents Executive at any time during the Term from performing the essential functions of his full duties for a period of 90 days within any 365 day period and Executive thereafter fails to return to work within 10 days of notice by the Employer of intention to terminate (“Disability”); (iii) continued gross neglect, malfeasance or gross insubordination in performing duties assigned to Executive; (iv) a conviction for a crime involving moral turpitude; (v) an egregious act of dishonesty (including without limitation theft or embezzlement) in connection with employment, or a malicious action by Executive toward Salem; (vi) a violation of the provisions of Section 6 hereof; (vii) a willful breach of this Agreement; (viii) disloyalty; and (ix) material and repeated failure to carry out reasonably assigned duties or instructions consistent with Executive’s position.

4.3 Change of Control.

A.

Extension of Term. If there is an anticipated “Change of Control” (as defined below) at SMG, at Employer or at Salem during the Initial Term, on the date of, but immediately before, the operative agreement that effectuates the Change of Control becomes effective, the Term of this Memorandum as set forth in Section 2 herein shall automatically be converted to a two (2) year fixed term (“Fixed Term”). During the Fixed Term, Executive shall be compensated at an annual rate no less than the amount Executive received during the twelve (12) months prior to the Fixed Term. Within Sixty (60) days following the start of the Fixed Term, Employer and Executive shall meet and negotiate in good faith appropriate future compensation adjustments based on both the Executive’s and SMG’s then current performance.

B.

Accelerated Vesting of Options. If Executive dies prior to the expiration of the Term, or if there is a “Change of Control” (as defined below) at SMG, Employer or Salem during the Term, any unvested or time-vested stock options previously granted to Executive by Employer shall become immediately one hundred percent (100%) vested as of the date of death or Change in Control.

C.

Change of Control Defined. For purposes of this Section 4.3, “Change of Control” means the occurrence of any of the following events: (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), that is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting interests in the Salem; or, (ii) Salem sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of Salem’s assets (determined on a consolidated basis) to any Person, or Salem merges or consolidates with a Person (unless the shareholders holding voting interests of Salem immediately prior to such merger or consolidation control in excess of 50% of the voting interests in the surviving Person immediately following such merger or consolidation).

4.4 Termination for Good Reason. At any time during the Fixed Term, Executive may terminate this Memorandum for Good Reason. “Good Reason” means (i) any material reduction in Executive’s duties or responsibilities as in effect immediately prior thereto, or assignment of duties materially inconsistent with Executive’s title and authority; (ii) any material reduction in Executive’s base salary; (iii) any relocation of Executive’s primary place of business by 50 miles or more; or (iv) any other material breach by Employer of any material provision of this Memorandum. Executive may terminate his service for Good Reason by delivering to Employer a notice of termination not less than 30 days prior to the termination of his service for Good Reason setting forth in reasonable detail the particular events or conditions that constitute Good Reason. Employer will then have 30 days after receipt of such notice to cure the event or condition (if susceptible to cure by SMG). Employer will have the option to terminate Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period.

If this Memorandum is terminated by Executive for Good Reason, Employer shall immediately pay Executive the balance of his then Base Salary through the end of the Fixed Term.

4.5 Compliance with 409A. Notwithstanding any other provision of this Memorandum to the contrary, no severance pay or benefits to be paid or provided, if any, pursuant to this Memorandum that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Memorandum is intended to constitute a separate payment and the right to a series of installment payments under this Memorandum shall be treated as a right to a series of separate payments. In no event shall any payment or benefit under this Memorandum that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. To the extent required to avoid penalty taxes under Section 409A, if any severance payment hereunder (as applicable) spans calendar years, the severance payment contemplated thereunder will be paid in the latter calendar year, regardless of when the release is executed. If and to the extent that reimbursements or other in-kind benefits under this Memorandum constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (iv) any reimbursement shall be for expenses incurred during the period of time specified in this Memorandum and if no time period is specified, shall be for expenses incurred during Executive’s lifetime.

If Executive is a “specified employee” within the meaning of Section 409A at the time of “separation from service” (within the meaning of Section 409A), then the Deferred Payments that would otherwise be payable within the six (6) month period following the separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s separation from service (or the next business day if such date is not a business day). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following separation from service, but prior to the six (6) month anniversary of separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this Memorandum to comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing, the Employer shall not be liable for and shall bear no responsibility for any penalties that may assessed against Executive for violation of Section 409A and recommends Executive seek independent tax advice with respect to the terms of this Memorandum.

5. EXECUTIVE’S OBLIGATIONS.

5.1 Confidential Information. Executive agrees that, during the Term or at any time thereafter: (a) Executive shall not use for any purpose other than the duly authorized Business of Employer, or disclose to any third party, any information relating to Employer or any of its affiliated companies which is proprietary to Employer or any of its affiliated companies (“Confidential Information”), including any customer list, contact information, rate schedules, programming, data, plans, intellectual property, trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Memorandum consistent with Employer’s policies) regardless of whether or not such information has been labeled as “confidential”; and (b) Executive shall comply with any and all confidentiality obligations of Employer to a third party, whether arising under a written agreement or otherwise.

5.2 Work For Hire.

A.

The results and proceeds of Executive’s services to Employer, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with Employer and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and Employer shall be deemed the sole owner of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Employer determines in its sole discretion without any further payment to Executive. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Employer under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, whether now known or hereafter defined or discovered, and Employer shall have the right to use the work in perpetuity in any location and in any manner Employer determines in its sole discretion without any further payment to Executive.

B.

Executive shall do any and all things which Employer may deem useful or desirable to establish or document Employer’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if Executive is unavailable or unwilling to execute such documents, Executive hereby irrevocably designates the Executive Vice President, General Counsel of Salem Media or his designee as Executive’s attorney-in-fact with the power to execute such documents on Executive’s behalf. To the extent Executive has any rights in the results and proceeds of Executive’s services under this Memorandum that cannot be assigned as described above, Executive unconditionally and irrevocably waives the enforcement of such rights.

C.

Works-made-for-hire do not include subject matter that meets all of the following criteria: (1) is conceived, developed and created by Executive on Executive’s own time without using the Employer’s equipment, supplies or facilities or any trade secrets of confidential information, (2) is unrelated to the actual or reasonably anticipated Business or research and development of Employer of which Executive is or becomes aware; and (3) does not result from any work performed by Executive for Employer.

5.3 Return of Property. All documents, data, recordings, equipment or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with Employer or any of its affiliated companies shall remain the exclusive property of Employer. Upon termination of employment, Executive shall promptly return all of Employer’s property to Employer.

5.4 Use of Executive’s Name, Image and Likeness. Employer may make use of Executive’s name, photograph, drawing or other likeness in connection with the advertising or the giving of publicity to Employer, Salem Media or a program broadcast or content provided by Employer, Salem Media or any affiliated companies. In such regard, Employer may make recordings, transcriptions, videotapes, films and other reproductions of any and all actions performed by Executive in his or her capacity as an Executive of Employer, including without limitation any voice-over or announcing material provided by Executive (collectively “Executive Performances”). Employer shall have the right to broadcast, display, license, assign or use any Executive Performances on a royalty-free basis without additional compensation payable to Executive.

6. PERSONAL CONDUCT. Executive agrees to promptly and faithfully comply with all present and future policies, requirements, directions, requests and rules and regulations of Employer in connection with Employer’s Business, including without limitation the policies and requirements set forth in Employer’s Employee Handbook. Executive further agrees to comply with all laws and regulations pertaining to Executive’s employment with Employer.

Executive hereby agrees not to engage in any activity that is in direct conflict with the essential interests of the Business.

7. INDEMNIFICATION. Executive shall be entitled to the protection of any insurance policies that Salem may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding (other than any action, suit or proceeding arising under or relating to this Memorandum) to which Executive may be made a party by reason of (i) his being or having been a director, officer or Executive of Salem, or (ii) his serving or having served any other enterprise as a director, officer or Executive at the request of Employer or Salem (the duties described in (i) and (ii) hereof are collectively referred to herein as the “Indemnified Duties”). Employer shall indemnify Executive against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which Executive may be made a party by reason of the Indemnified Duties to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to the undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to the reimbursement of such fees and expenses). Salem covenants to maintain during Executive’s employment for the benefit of Executive (in his capacity as an officer of Salem) Directors’ and Officers’ Insurance providing benefits to Executive no less favorable, taken as a whole, than the benefits provided to the senior executives of Salem by the Directors’ and Officers’ Insurance maintained by Salem on the date hereof; provided, however, that the board of directors of SMG may elect to terminate Directors’ and Officers’ Insurance for all officers and directors, including Executive, if the board of directors of SMG determines in good faith that such insurance is not available or is available only at unreasonable expense.

8. MISCELLANEOUS PROVISIONS.

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (1) personal delivery (including personal delivery by telecopy or telex), (2) on the first day after mailing by overnight courier, or (3) on the third day after mailing by first class mail, to the recipient at the address indicated below:

To the Employer:

Salem Communications Holding Corporation

6400 Beltline Road

Irving, TX 75063

Attention: Christopher J. Henderson

To Executive:

David A.R. Evans

c/o Salem Media Group, Inc.

6400 Beltline Road

Irving, TX 75063

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

8.2 Venue; Choice of Law. Regardless of where it is signed, this Memorandum shall be deemed to be an agreement made in the city and state where Executive’s principal work area or office is located (“Venue”) and shall be interpreted as an agreement to be performed wholly in the State of Texas. The laws of the State of Texas shall be applied without regard to the principles of conflicts of laws.

8.3 Resolution of Disputes. Employer and Executive mutually agree to resolve any and all legal claims arising from or in any way or relating to Executive’s employment with Employer through mediation or, if mediation does not resolve the claim or dispute within ten (10) days of notice demanding mediation, by binding arbitration under the Federal Arbitration Act subject to the terms and conditions provided below. Notwithstanding the foregoing, insured workers compensation claims (other than wrongful discharge claims) and claims for unemployment insurance are excluded from arbitration under this Memorandum. This Memorandum does not prevent the filing of charges with administrative agencies such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or equivalent state agencies. Arbitration shall be conducted in the Venue in accordance with either of the following, at Executive’s election: (a) the American Arbitration Association: Employment Rules of Procedure, or (b) the rules of procedure issued by another alternative dispute resolution service mutually acceptable to Executive and Employer. Any award issued in accordance with this Section 8.3 shall be rendered as a judgment in any trial court having competent jurisdiction. Employer shall pay the arbitration fees and expenses, less any filing fee amount that Executive would otherwise have to pay to pursue a comparable lawsuit in a United States district court or state court in the jurisdiction where the dispute arises, whichever is less. All other rights, remedies, exhaustion requirements, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration. Executive expressly waives any presumption or rule, if any, which requires this Memorandum to be construed against Employer.

8.4 Injunctive Relief. Employer has entered into this Memorandum in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of one or more subsections of Section 5 of this Memorandum will result in irreparable damage to Employer, and, accordingly, Employer may obtain injunctive and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to Employer, without being required to prove actual damages, post bond or furnish other security.

8.5 Integration. This Memorandum comprises the entire understanding of the parties with respect to the subject matter and shall supersede all other prior written or oral agreements, including without limitation that certain employment agreement entered into by and between Employer and Executive and effective as of January 3, 2021.

8.6 Amendments and Waivers. No term or provision of this Memorandum may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

8.7 Severability. If any portion of this Memorandum shall be held to be illegal, invalid, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Memorandum shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Additionally, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Memorandum a provision as similar to such former provision as shall be legal, valid and enforceable.

8.8 Survival; Modification of Terms. No change in Executive’s duties or salary shall affect, alter, or otherwise release Executive from the covenants and agreements contained herein. All post-termination covenants, agreements, representations and warranties made herein by Executive shall survive the expiration or termination of this Memorandum or employment under this Memorandum in accordance with their respective terms and conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum effective as of January 2, 2022.

ACCEPTED AND AGREED:

“Executive:”		“Employer:”

Salem Communications Holding Corporation

/s/David A.R. Evans	By:	/s/Edward G. Atsinger III
David A.R. Evans		Edward G. Atsinger, III
Executive Chairman

I hereby certify that the terms and conditions of this Memorandum have been reviewed and approved by the Compensation Committee of Salem Media Group, Inc.

/s/Richard A. Riddle
Richard A. Riddle
Chairman of the Compensation Committee, Salem Media Group, Inc.